Exhibit 99.B(p)(22)

Code of Ethics with Insider Trading Policy

Coho Partners, Ltd. (the “Firm”) and Coho Relative Value Equity Fund (the “Fund”)

Amended and Restated
November 1, 2016

1.1                               Overview

This Code of Ethics (the “Code”) has been adopted by the Firm, as the investment advisor to, among others, the Fund, in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) and the Investment Advisers Act of 1940 (the “Advisers Act).

The Investment Company Act of 1940 prohibits the Firm and its employees, in connection with the purchase and sale, directly or indirectly, of a security held or to be acquired by the Fund to a) employ any device, scheme or artifice to defraud the Fund; b) make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading; c) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or d) engage in any manipulative practice with respect to the Fund.

Our Code is also based on the principle that every director, officer and employee, or outsourced Supervised Person of the Firm, designated as an Access Person, is to place the interests of all clients of the firm before his or her own personal interests at all times. Each director, officer, employee, and outsourced third party service provider covered by this Code is to avoid any actual or potential conflicts of interest with the Firm and must comply with the provisions of the Code in all personal securities transactions.

Questions concerning this Code should be directed to the Chief Compliance Officer of the Firm.

1.2                               Definitions

1.                                      “Access Person” means:

The Firm considers all full-time employees of the firm to be Access Persons. Any other part-time, temporary, intern, contract person, or other outsourced third party service provider who performs administrative or non-investment functions for the Firm and who does not have routine access in advance of non-public information regarding the investment decisions, recommendations, or knowledge of the potential portfolio holdings of any Firm client, will not be considered to be Access Persons.

An Access Person may also be any outsourced third party service provider who other than not being employed by the Firm, meets the criteria of being an Access Person. Those individuals will be subject to all the provisions of the Code and their compliance with the Code is the responsibility of the Firm.

2.                                      “Advisory Person” means:

a.              Any firm employee who, in connection with his/her regular functions or duties, is involved in making securities recommendations to a client, or who has access in advance to such recommendations that are nonpublic;

b.              Any Firm employee acting as a portfolio manager of any Firm client;

Effective 11/01/2016

Document
116CP

c.               Any Firm employee who, in connection with his regular functions or duties, makes, participates in, or executes the purchase or sale of a security for a client; and

d.              Any Supervised Person of the Firm whose functions relate to the making of any recommendations with respect to the purchase or sale of a security for a client.

A person does not become an “Advisory Person” simply by (i) normally assisting in the preparation of public reports, or receiving public reports, but not receiving information about current recommendations or trading; or (ii) infrequently or inadvertently obtaining knowledge of current recommendations or trading activity. All Advisory Persons are also Access Persons. However, not all Access Persons are Advisory Persons.

3.                                      “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan as well as a 401k plan in which automatic payroll deductions are being made on a regular schedule.

4.                                      “Beneficial Ownership” will be interpreted in the same manner as it would be in determining whether a person has beneficial ownership of a security as outlined in Section 16a-1(a)(2) of the 1934 Act. The determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires. For purposes of this policy, “Beneficial Ownership” includes securities held by:

•                  Your spouse, minor children or relatives who share the same house with you;

•                  An estate for your benefit;

•                  A trust, of which (a) you are a trustee or you or members of your immediate family have a vested interest in the income or corpus of the trust, or (b) you own a vested beneficial interest, or (c) you are the grantor and you have the power to revoke the trust without the consent of all beneficiaries;

•                  A partnership in which you are a partner;

•                  A corporation (other than with respect to treasury shares of the corporation) of which you are an officer, director, or 10% stockholder;

•                  Any other person if, by reason of contract, understanding, relationship, agreement, or other arrangement, you obtain benefits substantially equivalent to those of ownership; and

•                  Your spouse or minor children or any other person, if, even though you do not obtain from them benefits of ownership, you can vest or re-vest title in yourself at once or at some future time.

A beneficial owner of a security also includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power with respect to such security. Voting power includes the power to vote, or to direct the voting of such security, and investment power includes the power to dispose, or direct the disposition of such security. A person is the beneficial owner of a security if he or she has the right to acquire beneficial ownership of such security at any time within sixty days.

5.                                      “Brokerage Account” means any account with a broker, dealer or bank that may hold securities.

6.                                      “CCO” means the Firm’s Chief Compliance Officer. The CCO is an Access Person of the Firm.

7.                                      “Coho 250” means the universe of stocks which is modified annually and from which Coho selects the specific stocks which make up its model portfolios and which populate many client portfolios. All securities in the currently effective Coho 250 are banned from the purchase or sale by any Access Person while they are part of the Coho 250 universe.

8.                                      “Control” has the same meaning as set forth in Section 2(a)(9) of the Investment Company Act of 1940 (the “1940 Act”). In summary, control means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

9.                                      “Clearing Officer” means any individual who has been assigned and accepts the responsibility of acting as a Clearing Officer for the Firm.

10.                               “Client” means any person or entity for which the Firm acts as an investment adviser.

11.                               “ETF’s” include shares issued by open-end and closed-end investment companies and those issued by Unit Investment Trusts.

12.                               “Excluded Securities” include the following securities:

•                  Direct obligations of the United States government;

•                  Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

•                  Shares issued by any money market fund; and

•                  Shares issued by open-end and closed-end funds other than a “Reportable Fund”.

13.                               “Fund” means an investment company registered under the investment company Act of 1940. For the purposes of this Code a “Fund” includes exchange traded funds (“ETF’s”).

14.                               “Immediate Family Members” includes the following:

child	grandparent	son-in-law
step-child	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
step-parent	father-in-law

Immediate Family includes adoptive relationships and any other relationship (whether or not recognized by law) which could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety, which this Code is intended to prevent.

15.                               “Limited Offering”, also known as a “Private Placement Offering” means an offering that is exempt from registration under the Securities Act of 1933.

16.                               “Purchase or Sale of a Security” includes, among other things, the writing of an option to purchase or sell a security. A security is “being considered for purchase or sale” when a recommendation is made by a Firm portfolio manager to purchase or sell a security, and such recommendation has been communicated to Firm members or a Client, and with respect to the person making the recommendation, when such person seriously considers making such a recommendation. Serious consideration includes the act of writing a trade ticket and/or entering an order with a broker.

17.                               “Reportable Fund” means:

a.              Any Fund for which the Firm serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940; or

b.              Any Fund whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm. For purposes of this section, “control” has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940.

18.                               “Reportable Security” has the same meaning as set forth in Section 202(a)(18) of the Investment Advisers Act of 1940 and includes:

any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

For the purposes of our Code all ETF’s are considered to be a Reportable Security.

19.                               “Supervised Person” has the same meaning as set forth in Section 202(a)(25) of the Investment Advisers Act of 1940. In summary, a supervised person is any officer, director, partner, and employee of an Adviser, and any other person who provides advice on behalf of an Adviser and is subject to the Adviser’s supervision and control.

1.3                               Standards of Conduct

The Firm believes all its Supervised Persons, as fiduciaries, have a duty of utmost good faith to act solely in the best interests of the Firm’s clients. The Firm’s fiduciary duty compels all its Supervised Persons to act with the utmost integrity in all dealings. This fiduciary duty is the core principle underlying this Code, and represents the Firm’s core expectations related to any activities of its Supervised Persons.

Personal Conduct

1.                                      Giving or Receiving of Gifts or Entertainment

No employee, director or officer may give or receive any single gift or entertainment with a value of more than $500 to/from any person that does business with or on behalf of the Firm without specific approval in advance by the Firm CCO.

If any single instance of providing or receiving a gift or entertainment in excess of the $500 threshold occurs, a written report must be provided to the CCO or his/her designated person for approval in advance detailing the provider/recipient of the gift or entertainment and the nature and value of the gift or entertainment. The report must be signed by the Firm provider/recipient and the CCO, and the report will include an attestation that indicates that the provider/recipient is in no way obligated nor have they committed the firm to any activity which would cause the individual or firm to be out of compliance with the Code.

2.                                      Charitable Contributions

All charitable contributions in excess of $500 made by the Firm to any charitable organization, including those requested by a client of the Firm, must be approved in advance by the Firm’s CCO. No charitable contribution can be made payable directly to a client of the Firm.

3.                                      Service as Director for an Outside Company

Advisory Persons may not serve on the Board of Directors of a publicly traded company without the prior written approval of the Firm’s CCO. Such approval shall be based upon a finding by the CCO that such service shall not be likely to result in a conflict of interest with the Firm and the person.

1.4                               Personal Securities Trading Policy

A.                                    Prohibited Transactions

Buy or Sell Order of a Coho 250 Security

Access Persons may not purchase or sell, directly or indirectly, any security which is a part of the Coho 250 universe of securities for that particular period, for any account in which he/she has any direct or indirect Beneficial Ownership.

The Coho 250 universe is produced generally on an annual basis and will be provided to each Access Person upon its effective date. It will continue to be in force until the effective date of the next distributed Coho 250 universe.

In the event an Access Person, directly or indirectly, owns a security included in the Coho 250 universe which was acquired prior to the effective date of this more restrictive policy, the Access Person must receive prior written approval to sell any or all of their existing position in that security.

In the event an Access Person were to acquire, directly or indirectly, a security that at the time of purchase was not included in the Coho 250, but that subsequently was included in the Coho 250, the Access Person would need to receive prior written approval to sell any or all of their position in that security.

For a security that is owned by an Access Person, directly or indirectly, and that security is then subsequently included in the Coho 250 universe, there can be no further accumulation of the security except in the instance of any automatic reinvestment program.

This is a strict prohibition during any particular effective period of the Coho 250 universe.

B.                                    General Pre-Clearance of Personal Securities Transactions

All Access Persons must obtain written clearance as described in this Code prior to executing a personal securities transaction in any Reportable Security or Reportable Fund. This pre-clearance requirement extends to trusts over which the Access Person has discretionary authority.

Notification of a prospective transaction and any subsequent approval of a prospective transaction by a Clearing Officer or the CCO can be given or received in electronic format. However, no transaction can be initiated until such written or electronic approval is received in advance of such transaction by the individual contemplating the transaction. The CCO will submit any notification of a prospective transaction to any other Clearing Officer for approval.

Once written approval is received for any personal securities transaction, the individual receiving such approval shall have two trading days following the day of approval to execute the transaction, after which time a new written approval must be obtained if the initial trade was not executed. It is the responsibility of the individual receiving trade approval to execute the trade within the time frame allowed. Any failure to execute the trade within the allowed period may result in a reversal of the trade and disgorgement of any profits at the sole discretion of the CCO given the facts of such trade activity.

C.                                    Initial Public Offerings and Limited Offerings

All Access Persons must obtain the prior written approval of the Firm’s CCO before he/she directly or indirectly acquires Beneficial Ownership in any security in an Initial Public Offering or in a Limited Offering, including private placement offerings. Such approval shall be based upon a finding by the CCO in advance of such purchase that the transaction shall not be likely to result in a conflict of interest between the Firm and the person.

D.                                    Reportable Securities Transactions and Reportable Fund Transactions

No Access Person shall purchase or sell, directly or indirectly, any Reportable Security or Reportable Fund, including all forms of ETF’s, unless that person has received the prior written approval in advance of such transaction from one other Clearing Officer or from the Chief Compliance Officer.

The CCO must be notified of all approvals for any Reportable Security or Reportable Fund transaction, regardless of who issues the approval, within one day of such approval.

Request for approval of a prospective transaction, and/or any subsequent approval of a prospective transaction by a Clearing Officer or the CCO can be given or received in electronic format. However, no transaction can be initiated until such written or electronic approval is received in advance of such transaction by the individual contemplating the transaction.

E.                                     Exempted Transactions

Any prohibitions, pre-clearance and other requirements of this policy do not apply to the following transactions:

c.               Purchases or sales of Excluded Securities as defined in this policy;

d.              Purchases or sales of Securities effected in any account over which the Access Person has no direct or indirect influence or control, i.e.) a blind trust;

e.               Purchases or sales of Securities that are non-volitional on the part of the Access Person, such as dividend re-investments;

f.                Purchases of Securities that are part of an automatic investment plan; and

g.               Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, or sales of such rights.

F.                                      Firm Managed Employee Portfolios

Supervised Persons may not serve as portfolio managers to their personal accounts which are managed by the Firm. In addition, Firm employees may be exempt from management fees charged by the Firm to manage their personal accounts.

G.                                    Interested Party Transactions

Advisory Persons may not recommend any securities transactions for purchase or sale for any client if that Advisory Person has an interest in the securities or issuer of any such securities being recommended, unless such interest has been disclosed to the investment committee of the Firm, and/or the CCO. The exception to this restriction is if the Advisory Person is executing a transaction for a client or multiple clients that is consistent with the Firm’s general investment strategy and is simply the following of a firm-wide trade or a reallocation of an existing portfolio. Such interest in the issuer or securities of an issuer can include, without limitation:

1.              any direct or indirect beneficial ownership of any securities of such issuer;

2.              any contemplated transaction by such person in such securities;

3.              any position with such issuer or its affiliates; and

4.              any present or proposed business relationship between such issuer or its affiliates and the Advisory Person, or any party relating specifically to the recommended transaction in which the Advisory Person has an interest.

1.5                               Reporting Requirements

A.                                    Reporting Requirements by Access Persons

1. Initial & Annual Holdings Reports

All Access Persons are required to provide a report of all personal holdings in a Reportable Security or Reportable Fund (other than holdings of Excluded Securities) to the Firm’s CCO, or other designated Firm compliance person, not later than 10 calendar days after being designated as an Access Person. All Access Persons are further required to provide a report of all personal holdings in a Reportable Security or Reportable Fund (other than holdings of Excluded Securities) to the Firm’s CCO, or other designated Firm compliance person, not later than 45 calendar days after each calendar year end.

An electronic report format may be utilized in lieu of a written report.

Copies of brokerage statements which contain the same information noted below will be viewed as an acceptable form of reporting, provided they are received within thirty days of the end of any reporting period, or in accordance with the particular brokerage firm’s delivery schedule.

In addition, each Access Person when submitting a written or electronic report, shall certify that the information contained in each such report is accurate, complete and that the Access Person has reported all required information. The report described in this Section must contain the following information:

(a)         Security Name

(b)         Ticker Symbol or CUSIP number

(c)          Number of Shares or Par

(d)         Principal Amount

(e)          Broker, Dealer or Bank Name

(f) Date of the Report

Additionally, Access Persons shall also list all brokerage accounts in which the Access Person holds a personal Reportable Security or Reportable Fund.

2. Quarterly Transaction Reports

Not later than 30 calendar days following the end of each calendar quarter, all Access Persons shall submit to the CCO, or other designated Firm compliance person, a report listing all personal transactions in any Reportable Security (other than transactions in Excluded Securities) pursuant to which the Access Person obtained a direct or indirect beneficial ownership interest.

An electronic report format may be utilized in lieu of a written report.

Copies of brokerage statements which contain the same information noted below will be viewed as an acceptable form of reporting so long as the CCO or other designated Firm compliance person is in receipt of such brokerage statements within 30 calendar days following the end of the calendar quarter, or in accordance with the particular brokerage firm’s delivery schedule.

The written or electronic report to be filled out by each individual Access Person will be provided by the CCO and will also contain an attestation from the Access Person certifying the accuracy and completeness of the report as well as any other information the CCO may deem appropriate.

If an Access Person effected no transactions during the applicable quarter, he/she shall still file a signed and dated report indicating as such.

As part of the Quarterly Report the Access Person will also report any new brokerage accounts established within the applicable quarter in which any Reportable Securities or Reportable Funds were held during the quarter in which he/she has a direct or indirect beneficial interest. A brokerage account as described in the definitions above means any account with a broker, dealer or bank that may hold securities.

The information to be provided with respect to the newly established brokerage account should include a) the name of the broker, dealer or bank with whom the Access Person established the account; b) the date the account was established; c) the date that the report is submitted by the Access Person; and d) the exact titling of the account.

The following transactions are not required to be reported:

(a)         Transactions in Excluded Securities;

(b)         Transactions effected through an automatic investment plan so long as the investment allocation was determined in advance of the actual trade; and

(c)          Transactions that duplicate information contained in brokerage trade confirmations or account statements received by the Firm’s Chief Compliance Officer no later than 30 days following the applicable calendar quarter, or in accordance with the particular brokerage firm’s delivery schedule.

B.                                    Disclaimer of Ownership

A report may contain a statement that it shall not be construed as an admission by the person making the report that he has any direct or indirect beneficial ownership in the reported security.

C.                                    Submission of Duplicate Periodic Statements

Each Access Person must arrange for duplicate copies of statements of all brokerage accounts for which they have direct or indirect beneficial interest, as well as duplicate statements for accounts of Immediate Family Members living in the household for which they have direct or indirect beneficial interest, be sent to the CCO, or to any third party service provider whom the CCO and the Firm designate with the responsibility of maintaining and electronically reviewing transactions and statements.

If the CCO maintains any brokerage accounts holding Reportable Securities or Reportable Funds, duplicate copies of those statements will be provided to another designated Firm compliance person or to one of the Firm’s Clearing Officers.

1.6                               Record Keeping Requirements

The Firm’s CCO will keep the applicable records regarding this Code for the specified number of years as required in the Advisers Act and also in accordance with Rule 17j-1(f) of the Investment Company Act of 1940 and its associated requirements.

1.7                               Certifications

Each Access Person will provide written certification initially upon receiving the Code, and then again at any point in the future if the Code is updated and contains any material changes.

1.8                               Reporting of Violations

The Firm takes the potential for conflicts of interest caused by personal investing very seriously. Accordingly, persons that become aware of a violation of the Code are required to promptly report such violation to the CCO, or in the event the violation involves the CCO, to the President of the Firm. Any person who seeks to retaliate against a person who reports a Code violation shall be subject to sanctions.

1.9                               Sanctions

The Firm’s management may impose sanctions it deems appropriate upon any person who violates the Code. In addition, the Firm’s management may impose sanctions it deems appropriate upon any person who has engaged in a course of conduct that, although in technical compliance with the Code, is part of a plan or scheme to evade the provisions of the Code. Sanctions may include a letter of censure, suspension of employment, termination of employment, fines, and disgorgement of profits from prohibited or restricted transactions.

2.0                               Review and Supervisory Reporting

A.                                    Review Procedures

1.              The CCO, or his/her designee, shall review reports, including the initial holdings reports, annual holdings reports, personal securities transaction reports, and quarterly transaction reports in an effort to detect violations of the Code.

2.              No less frequently than annually, the Firm must furnish to the Board of MPS Series Trust (the “Board”) in whatever reasonable fashion the Board requests,

and the Board must consider, a written report that a) describes any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and b) certifies that the Advisor has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

3.              A designated Firm compliance person or Clearing Officer of the Firm will review all holdings reports and transaction reports of the CCO and approve, as may be required, any personal securities transactions of the CCO.

4.              Senior management, or the CCO of the Firm, shall review this Code annually.

B.                                    Reporting Procedures

1.                   The CCO, other designated Firm compliance person, or Clearing Officer shall promptly report to the CCO, or to the Firm’s senior management if any issue involves the CCO: (a) any transaction that appears to be in violation of the prohibitions contained in this Code; (b) any apparent violations of the reporting requirements contained in this Code; and (c) any procedures or sanctions imposed in response to a violation of this Code, including but not limited to a letter of censure, suspension or termination of the employment of the violator as imposed by the President of the Firm, or the unwinding of the transaction and disgorgement of the profits.

In addition, the CCO will include this information in the Annual Report to be completed in accordance with Rule 206(4)-7.

2.                   The CCO will also include the following information, as is deemed appropriate and applicable, in the Annual Report to be completed in accordance with Rule 206(4)-7:

(a)         a copy of the current Code;

(b)         a summary of existing procedures concerning personal investing and any changes in the Code’s policies or procedures during the past year;

(c)          a description of any issues arising under the Code or procedures since the last report, including but not limited to information about material violations of the Code, and sanctions imposed in response to material violations;

(d)         an evaluation of current Code and a report on any recommended changes in the existing Code based upon the CCO’s experience, evolving industry practices, or developments in applicable laws or regulations; and

(e)          a certification that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

APPENDIX

INSIDER TRADING POLICIES AND PROCEDURES

The Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”) requires that all investment advisers and broker-dealers establish, maintain, and enforce written policies and procedures designed to detect and prevent the misuse of material non-public information by such investment adviser and/or broker-dealer, or any person associated with the investment adviser and/or broker-dealer.

Section 204A of the Advisers Act states that an investment adviser must adopt and disseminate written policies with respect to ITSFEA, and an investment adviser must also vigilantly review, update, and enforce them. Section 204A provides that every adviser subject to Section 204 of the Advisers Act shall be required to establish procedures to prevent insider trading.

The Firm has adopted the following policy, procedures, and supervisory procedures in addition to the Code of Ethics.

SECTION I — POLICY

The purpose of this Section 1 is to familiarize the officers, directors, and employees of the Firm with issues concerning insider trading and to assist them in putting into context the policy and procedures on insider trading.

Policy Statement:

No person to whom this Statement on Insider Trading applies, including officers, directors, and employees, may trade, either personally or on behalf of others (such as private accounts managed by the Firm) while in possession of material, non-public information; nor may any officer, director, or employee of the Firm communicate material, non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” This policy applies to every officer, director, and employee of the Firm and extends to activities within and outside their duties with the Firm. It covers not only personal transactions of Firm Personnel, but indirect trading by family, friends and others, or the non-public distribution of inside information from you to others. Every officer, director, and employee must read and retain this policy statement. Any questions regarding the policy and procedures should be referred to the Chief Compliance Officer.

The term “insider trading” is not defined in the Federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or the communications of material nonpublic information to others who may then seek to benefit from such information.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(a)         Trading by an insider, while in possession of material non-public information; or

(b)         Trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

(c)          Communicating material non-public information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

1.                                      Who is an Insider? The concept of “insider” is broad. It includes officers, directors, and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, an investment adviser may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2.                                      What is Material Information? Trading on inside information can be the basis for liability when the information is material. In general, information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors, and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

3.                                      What is Non-Public Information? Information is non-public until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation would be considered public. (Depending on the nature of the information, and the type and timing of the filing or other public release, it may be appropriate to allow for adequate time for the information to be “effectively” disseminated.)

4.                                      Reason for Liability. (a) Fiduciary duty theory - in 1980, the Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises only where there is a direct or indirect fiduciary relationship with the issuer or its agents. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material non-public information or refrain from trading. (b) Misappropriation theory - another basis for insider trading liability is the, ‘misappropriation” theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from any other person.

5.                                      Penalties for Insider Trading. Penalties for trading on or communicating material nonpublic information are severe, both for individuals and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

a.              civil injunctions

b.              treble damages

c.               disgorgement of profits

d.              jail sentences

e.               fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

f.                fines for the employer or other controlling person of up to the greater of $1 million or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by the Firm, including dismissal of the persons involved.

SECTION II - PROCEDURES

The following procedures have been established to aid the officers, directors, and employees of the Firm in avoiding insider trading, and to aid in preventing, detecting, and imposing sanctions against insider trading. Every officer, director, and employee of the Firm must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and/or criminal penalties. If you have any questions about these procedures you should consult the Chief Compliance Officer.

1.                                      Identifying Inside Information. Before trading for yourself or others, including private accounts managed by the Firm, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

i.                  Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

ii.               Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and non-public, you should take the following steps:

i.                  Report the matter immediately to the Chief Compliance Officer.

ii.               Do not purchase or sell the security on behalf of yourself or others, including investment companies or private accounts managed by a Provider.

iii.            Do not communicate the information to anybody, other than to the Chief Compliance Officer.

iv.           After the Chief Compliance Officer has reviewed the issue, you will be instructed to either continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then trade.

2.                                      Restricting Access to Material Non-public Information. Any information in your possession that you identify as material and non-public may not be communicated other than in the course of performing your duties to anyone, including persons within your company, except as provided in paragraph I above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

3.                                      Resolving Issues Concerning Insider Trading. If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer before trading or communicating the information to anyone.

SECTION III – SUPERVISION

The role of the Chief Compliance Officer is critical to the implementation and maintenance of this Statement on Insider Trading. These supervisory procedures can be divided into two classifications, (1) the prevention of insider trading, and (2) the detection of insider trading.

1.                                      Prevention of Insider Trading

To prevent insider trading the compliance official should:

(a)         Answer promptly any questions regarding the Statement on Insider Trading;

(b)         Resolve issues of whether information received by an officer, director, or employee is material and nonpublic;

(c)          Review and ensure that officers, directors, and employees review, at least annually, and update as necessary, the Statement on Insider Trading; and

(d)         When it has been determined that an officer, director, or employee has material nonpublic information,

(i)             Implement measures to prevent dissemination of such information, and

(ii)          If necessary, restrict officers, directors, and employees from trading the securities.

2.                                      Detection of Insider Trading

To detect insider trading, the Chief Compliance Officer should:

(a)         Review the trading activity reports filed by each Supervised Person to ensure no trading took place in securities in which the Firm has material non-public information;

(b)         Review the trading activity of the accounts managed by the investment adviser;

(c)          Coordinate, if necessary, the review of such reports with other appropriate officers, directors, or employees of the Firm.

3.                                      Special Reports to Management

Promptly, upon learning of a potential violation of the Statement on Insider Trading, the Chief Compliance Officer must prepare a written report to management of the Firm providing full details and recommendations for further action.

4.                                      Annual Reports

On an annual basis, the CCO will include the following information in the Chief Compliance Officer’s Annual Report to be completed in accordance with Rule 206(4)-7. The report to the management of the Firm will set forth the following:

(a)         A summary of the existing procedures to detect and prevent insider trading;

(b)         Full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation; and

(c)          An evaluation of the current procedures and any recommendations for improvement.